EXHIBIT 10.1

AMENDED AND RESTATED CONTRACT OF EMPLOYMENT (“AGREEMENT”) EFFECTIVE AS OF THE 1st DAY OF JANUARY 2010 (“EFFECTIVE DATE”).

BETWEEN:	TALEO (CANADA) INC., having a place of business at 330 St-Vallier St. East, Suite 400, in the City and District of Quebec, Province of Quebec, G1K 9C5,

                 (hereinafter referred to as “Taleo”)

AND:                                           Guy Gauvin

                  (hereinafter referred to as the “Executive”)

PRÉAMBULE

WHEREAS Taleo is actively involved in the area of the development of software;

WHEREAS the detailed research of Taleo regarding the resolution of management problems involving recruitment has resulted in the creation and development of a certain software;

WHEREAS the certain software of Taleo expresses itself through the data programs and technical documentation regarding the system;

WHEREAS Taleo possesses a certain technical expertise which is unique and innovative to Taleo and as such is confidential in nature;

WHEREAS it is of paramount importance to Taleo that the Executive holds in the strictest of confidence any and/or all confidential information which he may acquire during his employment with Taleo;

WHEREAS Taleo wishes to employ the Executive;

WHEREAS the Executive wishes to be employed by Taleo.

WHEREFORE THE PARTIES COVENANT AND AGREE AS FOLLOWS:

SECTION 1 – INTERPRETATION; TERM.

1.1
The division of this Contract of employment into articles and sections, and the use of section titles is for convenience of reference only and shall not affect the interpretation or construction of this agreement.

1.2
This agreement amends and restates the Contract of Employment between Taleo (Canada) Inc. and Guy Gauvin with an effective date of March 8, 2006. The term of this Agreement shall be four (4) years from the Effective Date of this Agreement (i.e. January 1, 2010).  The parties agree to engage in a good faith review and renewal evaluation of this Agreement at the third anniversary of the Effective Date. If at the time of expiration of this Agreement the Company is engaged in discussions that may involve a Change in Control, as defined below, the term if this agreement shall be automatically extended by eighteen (18) months from the original date of expiration.

SECTION 2 – TERMS OF EMPLOYMENT

2.1
Subject to the terms and conditions of this Contract of Employment, Taleo agrees to employ the Executive in the position of Executive Vice President, Global Services.  The Executive will report to Taleo’s Chief Executive Offer.  Executive will assume and discharge such responsibilities as are commensurate with such position and as the CEO may direct from time to time.

2.2
In addition, the Executive shall provide such reasonable services as may, from time to time, be determined by his/her manager or such other person as Taleo may designate, and shall provide updates on his/her activities on a regular and timely basis or as requested.

2.3	During the term of employment, the Executive will devote his/her full time, skill and attention to his/her duties and responsibilities and shall perform faithfully and diligently.

2.4
During the term of employment with Taleo, the Executive will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which Taleo is now involved or becomes involved during the term of employment nor will the Executive engage in any other activities that conflict with his/her obligations to Taleo.

2.5	The term of employment between Taleo and the Executive in the position of Executive Vice President, Global Services shall be for an indeterminate period of time beginning January 1, 2005.

2.6	The Executive may be required to engage in such travel (within Canada and/or abroad) as may be necessary to adequately perform his/her duties outlined herein.

SECTION 3 – COMPENSATION AND OTHER BENEFITS

3.1
Base Salary.  Taleo shall pay Executive an annual salary of $227,500.00 CAD as compensation for Executive’s services (the “Base Salary”).  The Base Salary will be paid periodically in accordance with the Taleo’s normal payroll practices (but no less frequently than once per month) and be subject to the usual, required withholding.  Executive’s Base Salary will be subject to periodic review and adjustment (subject to Section 6.8(ii) and the other provisions of this Agreement), and such adjustments will be made based upon the Company’s standard practices or the discretion of the Company’s Board of Directors.  Adjustments to Base Salary shall be incorporated into this Agreement upon the effective date of the adjusted Base Salary.

3.2
Bonus.  Executive’s annual target for the aggregate amount of annual and quarterly bonuses will be $227,500.00 CAD (“Target Bonus”).  Allocation, eligibility and payment of Target Bonus will be based upon achievement of quarterly or yearly performance goals approved by the Chief Executive Officer.  Executive will have the opportunity to discuss the nature of such performance goals with the Chief Executive Officer prior to such performance goals being approved by the Chief Executive Officer.  Target Bonus amounts will not be earned unless Executive remains employed through the relevant quarter (for quarterly bonus payments) and through the end of the fiscal year (for annual bonus payments).  Bonus payments, if any, will be made no later than the 15th day of the third month following the later of (i) the end of the Company’s fiscal year in which such bonus is earned, or (ii) the end of the calendar year in which such bonus is earned. Executive’s Target Bonus will be subject to periodic review and adjustment (subject to Section 6.8(ii) and the other provisions of this Agreement), and such adjustments will be made based upon the Company’s standard practices or the discretion of the Company’s Board of Directors. Adjustments to Target Bonus shall be incorporated into this Agreement upon the effective date of the adjusted Target Bonus.

3.3
Taleo shall be responsible for directly making all payroll deductions as source which may be due to the appropriate government authorities as well as those deductions related to internal benefits programs.

3.4	The Executive agrees and authorizes Taleo to make the necessary deductions from his compensation or any other amount which may be owing in the case of an over payment made to the Executive.

3.5
Upon hiring the Executive will be eligible to receive medical and fringe benefits including: life insurance, disability insurance (short term and long term), healthcare coverage, dental coverage, home internet access (cable modem or high speed access) in line with Taleo programs that may be changed from time to time.  Complete details of Taleo benefit plans will be reviewed with the Executive upon commencement of employment.  Taleo reserves the right to change its benefits programs at any time.

3.6
Upon presentation of appropriate receipts and manager approval, Taleo shall reimburse the Executive for all ordinary and necessary business expenses as have been reasonably and necessarily incurred, according to the Taleo’s expense reimbursement policy.

SECTION 4 – VACATION

4.1	The Executive shall be entitled to vacation in accordance with Taleo’s Canadian Annual Vacation Policy but not in any event less than four (4) weeks of paid annual vacation.

4.2	It is understood and agreed that the Executive must receive prior approval from Taleo with respect to the scheduling of vacation according to the Annual Vacation Policy.

4.3	The Executive will be entitled to paid days off for the statutory holidays established by provincial legislation in accordance with provincial law.

SECTION 5 – ABSENCES & HOURS OF WORK

5.1	The minimum work expectation is 40 hours per week.

5.2
It is understood and agreed upon between Taleo and the Executive that the Executive shall not be entitled to receive any remuneration whatsoever for hours worked in excess 40 hours and that such work may be expected and obligatory.

SECTION 6 - TERMINATION OF EMPLOYMENT

6.1
If Taleo or a successor corporation terminates Executive’s employment for any reason other than Cause (as defined below) or if Executive resigns for Good Reason (as defined below) and either such event did not takes place within sixty (60) days prior to or eighteen (18) months following a Change in Control (as defined below), then Company or the successor corporation will pay Executive:

6.1.1 for any bonus period partially completed at the time of Executive’s termination or resignation, a lump sum equal to the daily prorated amount of Executive’s then-current quarterly bonus (if any) and annual bonus, less any applicable state and federal required withholding amounts and other lawful deductions;

6.1.2 an additional lump sum equal to one hundred percent (100%) of Executive’s Base Salary at the rate in effect at the time of Executive’s resignation or termination of employment, less any applicable state and federal required withholding amounts and other lawful deductions; and

6.1.3 reimbursement costs for any applicable premiums Executive pays for coverage for Executive and Executive’s eligible dependents for substantially the same health insurance coverage as provided by the Taleo plan for a period of 12 months following the termination of Executive’s employment, or the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.

6.2
If Company or a successor corporation terminates Executive’s employment for any reason other than Cause (as defined below) or if Executive resigns for Good Reason (as defined below) and either such event takes place within sixty (60) days prior to or eighteen (18) months following a Change in Control (as defined below), then Company or the successor corporation will pay Executive:

6.2.1 for any bonus period partially completed at the time of Executive’s termination or resignation, a lump sum equal to the daily prorated amount of Executive’s then-current quarterly bonus (if any) and annual bonus, less any applicable state and federal required withholding amounts and other lawful deductions;

6.2.2 an additional lump sum equal to one hundred percent (100%) of Executive’s Base Salary at the rate in effect at the time of Executive’s resignation or termination of employment, less any applicable state and federal required withholding amounts and other lawful deductions;

6.2.3 an additional lump sum equal to one hundred percent (100%) of Executive’s then-current Target Bonus, less any applicable state and federal required withholding amounts and other lawful deductions; and

6.2.4 reimbursement costs for any applicable premiums Executive pays for coverage for Executive and Executive’s eligible dependents for substantially the same health insurance coverage as provided by the Taleo plan for a period of 12 months following the termination of Executive’s employment, or the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.

6.3
All benefits set forth in Sections 6.1 and 6.2 are collectively referred to as “Severance.”  In the event Executive is entitled to Severance under Section 6.2, Executive will not longer be entitled to Severance under Section 6.1.  Subject to Section 6.13 and to any required six (6) month delay pursuant to Appendix A, if applicable, Severance payments, other than reimbursement of health insurance premiums, shall be made by Taleo in one lump sum and shall be paid within thirty (30) days of any such termination of employment.

In addition to Severance, in the event that Company or a successor corporation terminates Executive’s employment for any reason other than Cause (as defined below) or if Executive resigns for Good Reason (as defined below) and either such event did not take place within sixty (60) days prior to or eighteen (18) months following a Change in Control (as defined below), then (i) Executive will receive immediate vesting with respect to the number of unvested stock options and stock appreciation rights that would have vested in accordance with Executive’s then-current stock option grants and stock appreciation rights had Executive remained employed for an additional 6 months, (ii) the Company’s right of repurchase shall immediately lapse with respect to Executive’s then-current restricted stock grants for which the Company’s right of repurchase would otherwise have lapsed within 6 months from the date of such termination or resignation of employment, and (iii) the Executive will receiving immediate vesting with respect to Executive's outstanding restricted stock units, performance shares and other equity compensation that would have vested had Executive remained employed for an additional 6 months.  If an award vests in whole or in part on the achievement of performance metrics that have not been achieved at the time of the Executive’s termination or resignation, vesting of such awards shall not be accelerated. In the event of Executive’s termination of employment as described in this Section 6.4, the Executive’s then vested stock options shall be exercisable for 3 months after Executive’s date of termination.  Notwithstanding the foregoing, in no case shall any option be exercisable after the expiration of its term.

6.4
In addition to Severance, in the event that Company or a successor corporation terminates Executive’s employment for any reason other than Cause (as defined below) or if Executive resigns for Good Reason (as defined below) and either such event takes place within sixty (60) days prior to or eighteen (18) months following a Change in Control (as defined below), Executive will receive immediate vesting with respect to all unvested stock options and stock appreciation rights that are held by Executive, the Company’s right of repurchase shall lapse entirely with respect to restricted stock grants from the Company to Executive, and the vesting of all Executive's outstanding restricted stock units, performance shares and other equity compensation shall immediately vest in full; provided, however, if the award vests in whole or in part on the achievement of performance metrics, such metrics shall be deemed achieved at 100% of target levels (unless otherwise provided in the applicable award agreement).  In the event of Executive’s termination of employment as described in this Section 6.5, the Executive’s then outstanding stock options shall be exercisable for 3 months after Executive’s date of termination.  Notwithstanding the foregoing, in no case shall any option be exercisable after the expiration of its term.

6.5	To the extent the terms of Executive's option agreement provide for terms more favorable than the ones set forth in this Agreement, the terms of the option agreement shall prevail.

6.6
For purposes of this Section 6, “Cause” means (i) any act of personal dishonesty taken by Executive in connection with Executive’s employment responsibilities, (ii) Executive’s conviction of a felony, (iii) any act by Executive that constitutes material misconduct, (iv) repeated failures to follow the lawful, reasonable instructions of the Chief Executive Officer, or (v) substantial violations of employment or fiduciary duties, responsibilities or obligations to Taleo.

6.7
For purposes of this Section 6, “Good Reason” means (i) without Executive’s consent, a significant reduction of Executive’s duties, position or responsibilities relative to Executive’s duties, position or responsibilities in effect immediately prior to such reduction, other than a reduction where Executive are asked to assume substantially similar duties and responsibilities in a division of a larger entity after a Change in Control; (ii) without Executive’s consent, a reduction of Executive’s Base Salary or Target Bonus other than a one-time reduction that does not exceed twenty percent (20%) and that is also applied to substantially all of Taleo’s senior executives; (iii) without Executive’s consent, Executive’s relocation to a facility or a location greater than 75 miles from Quebec, QC; or (iv) the failure of a successor entity after a Change in Control to assume this Agreement.  If Executive does not notify Taleo in writing that Executive believes a significant reduction of Executive’s duties, position or responsibilities has occurred pursuant to this Section 6 within thirty days of the event or occurrence that Executive believes to have resulted in such a significant reduction, then such reduction shall be deemed for purposes of this Agreement as not constituting Good Reason, as that terms is used in this Section 6.  Disagreement as to the allocation, eligibility and payment of Target Bonus to be set forth in a Target Bonus Schedule shall not be a basis for Good Reason resignation.

For purposes of this Section 6, “Change in Control” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Taleo representing fifty percent (50%) or more of the total voting power represented by the Taleo’s then outstanding voting securities and such change in ownership results in broad management changes at Taleo; or (ii) the consummation of the sale or disposition by Taleo of all or substantially all of Taleo’s assets; or (iii) the consummation of a merger or consolidation of Taleo with any other corporation, other than a merger or consolidation which would result in the voting securities of Taleo outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of Taleo or such surviving entity or its parent outstanding immediately after such merger or consolidation.

6.8
Notwithstanding the above, Taleo’s Chief Executive Officer reserves the right to make reasonable organizational structure changes reasonably commensurate with the position of Chief Executive Officer.  Such changes may include the shifting or reassignment of divisional, geographic or team responsibilities among members of the executive team.  Such changes are within the reasonable discretion of the Chief Executive Officer and shall not constitute Good Reason, as that term is used in this Section 6.

6.9
Termination due to Death or Disability.  If Executive’s employment terminates by reason of death or Disability, then (i) Executive will be entitled to receive benefits only in accordance with the Taleo’s then applicable plans, policies, and arrangements, and (ii) Executive’s outstanding equity awards will terminate in accordance with the terms and conditions of the applicable award agreement(s).

6.10
Sole Right to Severance.  This Agreement is intended to represent Executive’s sole entitlement to severance payments and benefits in connection with the termination of Executive’s employment.  To the extent Executive receives severance or similar payments and/or benefits under any other Taleo plan, program, agreement, policy, practice, or the like, severance payments and benefits due to Executive under this Agreement will be correspondingly reduced (and vice-versa).

6.11
Separation Agreement and Release of Claims.  The receipt of any severance pursuant to this Agreement will be subject to Executive signing and not revoking a separation agreement and release of claims (the “Release”) in a form reasonably acceptable to Taleo which becomes effective within sixty (60) days following Executive’s employment termination date or such earlier date as required by the Release (such deadline, the “Release Deadline”).  The Release will provide (among other things) that Executive will not disparage Taleo, its directors, or its executive officers, and will contain No-Inducement, No-Solicit and Non-Compete terms consistent with Section 6.14 of this Agreement.  No Severance pursuant to this Agreement will be paid or provided until the Release becomes effective.  Notwithstanding any timing of payment provision in Section 6, in the event Severance payments provided under Section 6.1 or Section 6.2 would be considered Deferred Payments (as defined Appendix A below), then the following timing of payments will apply to such Deferred Payments, in each case subject to any delay in payment required by the provisions of Appendix A (and provided the Release becomes effective):

6.11.1 If the Release Deadline is on or before December 10 of the calendar year in which Executive’s “separation from service” (within the meaning of Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and any final regulations and official guidance promulgated thereunder (together, “Section 409A”)) occurs, any portion of the severance payments or benefits provided under Section 6.1 or Section 6.2 that would be considered Deferred Payments will be paid to Executive on or before December 31 of that calendar year or such later time as required by (A) the payment schedule applicable to each payment or benefit as set forth in Section 6, or (B) if applicable, Appendix A of this Agreement; and

If the Release Deadline is after December 10 of the calendar year in which Executive’s “separation from service” (within the meaning of Section 409A) occurs, any portion of the severance payments or benefits provided under Section 6.1 or Section 6.2 that would be considered Deferred Payments will be paid on the first payroll date to occur during the calendar year following the calendar year in which such separation of service occurs or such later time as required by (A) the payment schedule applicable to each payment or benefit as set forth in Section 6, (B) the Release Deadline, or (C) if applicable, Appendix A of this Agreement.

6.12
Non-solicitation and other terms in separation agreement.  In the event of a termination of Executive’s employment that otherwise would entitle Executive to the receipt of Severance pursuant to Section 6, Executive agrees that as a condition to receipt of Severance, during the 12-month period following termination of employment, Executive, directly or indirectly, whether as employee, owner, sole proprietor, partner, director, founder or otherwise, will (i) not hire, solicit, induce, or influence any person to modify Executive’s employment or consulting relationship with the Taleo (the “No-Inducement”), and (ii) not solicit, divert or take away or attempt to solicit, divert or take away the business of any customer or prospective customer of the Taleo (the “No-Solicit”).  If Executive breaches the No-Inducement or No-Solicit, all payments and benefits to which Executive otherwise may be entitled pursuant to Section 6 will cease immediately and shall be repaid to Taleo.  Executive acknowledges that the time, geographic and scope limitations of Execuitve’s obligations under this section that are to be reflected in a separation agreement are reasonable, especially in light of the Taleo’s desire to protect its Confidential Information and the Severance and other benefits set forth herein, and that Executive will not be precluded from gainful employment as a result of the obligations of this section.  In the event the provisions of this section are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, then permitted by such law.  The covenants contained in this section shall be construed as a series of separate covenants, one for each city, town, suburb and state within the geographical area.  For purposes of this section, “geographical area” shall mean (i) all cities, towns and suburbs in Executive’s state or province or territory of residence; (ii) all other states/provinces in the United States of America or Canada  from which the Company derived revenue at any time during the two-year period prior to the date of the termination of Executive’s relationship with the Company, and (iii) all other provinces, states, cities or other political subdivision of each country from which the Company derived revenue at any time during the two-year period prior to the date of the termination of Executive’s relationship with the Company.

SECTION 7 – NONDISCLOSURE, NON-USE & IP ASSIGNMENT

7.1
Confidentiality. The Executive will not, at any time, whether during or subsequent to his/her employment hereunder, directly or indirectly, disclose or furnish to any other person, firm or corporation, or use on behalf of himself/herself or any other person, firm or corporation, any confidential or proprietary information acquired by the Executive in the course of his/her employment with Taleo, including, without limiting the generality of the foregoing, product design, product roadmaps, future product plans, contractual details relating to current Taleo clients, buying habits of present and prospective clients of Taleo, pricing and sales policy, techniques and concepts, the names of customers or prospective customers of Taleo or of any person, firm or corporation who or which have or shall have treated or dealt with Taleo or any of its subsidiaries or affiliated companies, any other information acquired by the Executive regarding the methods of conducting the business of Taleo and any of its subsidiaries and/or affiliates, any information regarding the company's methods of research and development, of obtaining business, of manufacturing, of providing or advertising products or services, or of obtaining customers, trade secrets and other confidential information concerning the business operations of Taleo or any company and/or entity affiliated with Taleo, except to the extent that such information is already generally known in the public domain.

7.2
Former Employer Information.  Executive agrees, during employment with Taleo, not to improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that Executive will not bring onto the premises of Taleo any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

Third Party Information.  Executive recognizes that Taleo has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on Taleo’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  Executive agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out work for the Taleo consistent with Taleo’s agreement with such third party.

7.3
Assignment of Inventions.     Executive agrees to promptly make full written disclosure to Taleo, will hold in trust for the sole right and benefit of the Taleo and hereby assigns to the Taleo, or its designee, all right, title and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time Executive is in the employ of Taleo (collectively referred to as “Inventions”).  Executive further acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of and during the period of Executive’s employment with Taleo and which are protectible by copyright are “works made for hire” as that term is defined in the relevant copyright act.

7.4
Inventions Retained and Licensed.   Executive has attached hereto, as Schedule A, a list of all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with Taleo (collectively referred to as “Prior Inventions”), which belong to Executive, which relate to Taleo’s proposed business, products or research and development, and which are not assigned to Taleo hereunder; or, if no such list is attached, Executive represents that there are no such Prior Inventions.  If in the course of Executive’s employment with Taleo, Executive incorporates into a Taleo product, process or machine a Prior Invention owned by Emoloyee or in which Executive has an interest, Taleo is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use, and sell such Prior Invention as part of or in connection with such product, process or machine.

7.5
Maintenance of Records.   Executive agrees to keep and maintain adequate and current written records of all Inventions made by Executive (solely or jointly with others) during the term of my employment with Taleo.  The records will be in the form of notes, sketches, drawings, and any other format that may be specified by Taleo.  The records will be available to and remain the sole property of Taleo at all times.

7.6
Patent and Copyright Registrations.   Executive agrees to assist Taleo, or its designee, at Taleo’s expense, in every proper way to secure Taleo’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to Taleo of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which Taleo shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to Taleo, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.  Executive further agrees that Executive’s obligation to execute or cause to be executed, when it is in Executive’s power to do so, any such instrument or papers shall continue after the termination of this Agreement.  If Taleo is unable because of Executive’s mental or physical incapacity or for any other reason to secure Executive’s signature to apply for or to pursue any application for any Canadian or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to Taleo as above, then Executive hereby irrevocably designate and appoint Taleo and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Executive.

7.7
Return of Taleo Documents.  Executive agrees that, at the time of leaving the employ of Taleo, Executive will deliver to Taleo (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to Executive’s employment with Taleo or otherwise belonging to Taleo, its successors or assigns.

7.8

SECTION 8 – GENERAL PROVISIONS

8.1
The Executive authorizes Taleo to deduct from any payment due to the Executive at any time, including a termination payment, any amounts owed to Taleo by reason of purchases, advances, loans or in recompense for damage to or loss of Taleo's property or in recompense for damage to Taleo as a result of the Executive's breach of any term of the present Contract of Employment, save only that this provision shall be applied so as not to conflict with any applicable legislation.

8.2	The provisions of this Contract of Employment shall be governed and interpreted in accordance with the laws of the Province of Quebec.

8.3	The waiver by Taleo of any breach of any provision of this Contract of Employment by the Executive shall not operate or be construed as a waiver of any subsequent breach by the Executive.

8.4
This Contract of Employment constitutes the entire agreement between the parties with respect to the employment of the Executive and any and/or all previous agreements, written or oral, express or implied between the parties or on their behalf relating to the employment of the Executive by Taleo are terminated and cancelled and each of the parties releases and forever discharges the other of and from all manner of actions, causes of action, claims and demands whatsoever under or in respect of any such agreement. With respect to stock options, awards of restricted stock or restricted stock units or other forms of compensatory equity granted on or after the date hereof, the acceleration of vesting provisions provided herein will apply to such awards except to the extent otherwise explicitly provided in the applicable equity award agreement.

8.5	Any modification to this Contract of Employment must be in writing and signed by the parties, or it shall have no effect and shall be void.

8.6
In the event that any provision in this Contract of Employment shall be deemed void or invalid by a Court of competent jurisdiction, the remaining provisions shall be and remain in full force and effect.

8.7
The rights which accrue to Taleo under this Contract of Employment shall pass to its successors or assigns. The rights of the Executive under this Contract of Employment are not assignable or transferable in any manner.

8.8
Indemnification and Insurance.  Executive will be covered under the Taleo’s insurance policies and, subject to applicable law, will be provided indemnification to the maximum extent permitted by the Taleo’s bylaws, Certificate of Incorporation, and standard form of Indemnification Agreement, with such insurance coverage and indemnification to be in accordance with the Taleo’s standard practices for senior executive officers but on terms no less favorable than provided to any other Taleo senior executive officer or director.

8.9	The Executive acknowledges that he has read and understands this Contract of Employment, and further acknowledges that he has had the opportunity to obtain independent legal advice with respect to it.

8.10
This Agreement may be executed in counterparts and may be exchanged by facsimile or electronically scanned and emailed copy.  Each such counterpart shall be deemed to be an original and all such counterparts together shall constitute one and the same Agreement.

8.11
The parties hereto have requested that this Contract of Employment be drafted in the English language. Les               parties aux présentes ont demandé à ce que le présent Contrat d'Emploi soit rédigé en anglais.

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE SIGNED THIS AGREEMENT THIS    18th DAY OF _January 2010.

/s/ Michael Gregoire	/s/ Guy Gauvin
Taleo (CANADA) INC.	Guy Gauvin
Signature of Authorized Representative

[SIGNATURE PAGE TO GUY GAUVIN EMPLOYMENT AGREEMENT]

Schedule A

List of Prior Inventions, Designs and Original Works of Authorship

Title                               Date                     Identifying Number of Brief Description

__✓_ No invention or improvements

____ Additional sheets attached

Signature of Executive:	/s/ Guy Gauvin

Printed Name of Executive:	Guy Gauvin

Date:	January 12th 2010

Appendix A

Notwithstanding anything to the contrary set forth in the Agreement, in the event that Executive becomes subject to U.S. taxation such that Executive becomes or may become subject to Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and any final regulations and official guidance promulgated thereunder (together, “Section 409A”), the following terms and conditions shall apply to this Agreement.  For the avoidance of doubt, this Appendix A shall not become effective so long as Executive is not subject to U.S. taxation or otherwise is exempt from the requirements of Section 409A.  Reference to any Section of the Agreement referenced in this Appendix A shall be in reference to such Section as amended herein.

The following sections are added as Sections 8.12 and 8.13 of the Agreement, immediately following Section 8.11:

“8.12           Section 409A.

(a)
Notwithstanding anything to the contrary in this Agreement, no severance payments or benefits payable to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, is considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be payable until Executive has a “separation from service” within the meaning of Section 409A.  Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to U.S. Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(b)
Further, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), any Deferred Payments that otherwise are payable within the first six (6) months following Executive’s separation from service will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service.  All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, in the event of Executive’s death following Executive’s separation from service but prior to the six (6) month anniversary of Executive’s separation from service (or any later delay date), then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.  Each payment and benefit payable under the Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the U.S. Treasury Regulations.

(c)
Any severance payment that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Payments for purposes of the Agreement.  Any severance payment that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit shall not constitute Deferred Payments for purposes of the Agreement.  For purposes of this subsection (c), “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Taleo’s taxable year preceding Taleo’s taxable year of Executive’s separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

(d)
The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided under the Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.  Executive and Taleo agree to work together in good faith to consider amendments to the Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

8.13
Parachutes Payments Under U.S. Tax Code.  Notwithstanding any other provisions of this Agreement to the contrary, in the event that any payments or benefits received or to be received by Executive in connection with Executive’s employment with Company (or termination thereof) would subject Executive to the excise tax imposed under Section 4999 of the U.S. Internal Revenue Code of 1986, as amended (the “Excise Tax”), and if the net-after tax amount (taking into account all applicable taxes payable by Executive, including without limitation any Excise Tax) that Executive would receive with respect to such payments or benefits is less than the net-after tax amount Executive would receive if the amount of such payments and benefits were reduced to the maximum amount which could otherwise be payable to Executive without the imposition of the Excise Tax, then, and only the extent necessary to eliminate the imposition of the Excise Tax, such payments and benefits shall be so reduced. Any reduction in payments and/or benefits required by this Section 8.13 will occur in the following order: (a) reduction of cash payments; (b) reduction of vesting acceleration of equity awards; and (c) reduction of other benefits paid or provided to Executive.  In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant for Executive’s equity awards.  If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. In no event shall the Executive have any discretion with respect to the ordering of payment reductions.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 8.13 will be made in writing by a nationally recognized certified public accounting firm selected by the Company, the Company’s legal counsel or such other person or entity to which the parties mutually agree (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes.

For purposes of making the calculations required by this Section 8.13, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the U.S. Internal Revenue Code.  The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 8.13.  The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 8.13.”